Exhibit 12.1

Station Casinos LLC

Computation of Ratio of Earnings to Fixed Charges

	Successor			Predecessors
	Station Casinos LLC			Station Casinos, Inc.				Green Valley Ranch Gaming, LLC
	Three Months Ended March 31, 2013	Year Ended December 31, 2012	Period From June 17, 2011 Through December 31, 2011	Period From January 1, 2011 Through June 16, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Period From January 1, 2011 Through June 16, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(in thousands)			(in thousands)

Consolidated pretax (loss) income from continuing operations	$(142,146)	$11,712	$(20,138)	$3,249,550	$(587,438)	$(1,969,386)	$(3,649,845)	$626,364	$(91,640)	$(17,542)	$(23,194)

Less: (Earnings) losses of equity investees	(519)	(1,773)	1,533	16,397	315,204	168,445	30,623	—	—	—	—

Fixed charges (see below)	44,590	197,972	97,155	49,753	122,582	300,714	417,880	20,876	49,103	52,425	56,204

Distributed income from equity investees	291	1,847	794	1,118	2,419	1,897	2,598	—	—	—	—

Less: Capitalized interest	—	(3,721)	(2,155)	(2,939)	(10,078)	(15,989)	(27,087)	—	—	—	—

Earnings	(97,784)	206,037	77,189	3,313,879	(157,311)	(1,514,319)	(3,225,831)	647,240	(42,537)	34,883	33,010

Interest expense (a)	43,299	189,505	92,299	43,294	104,582	276,591	379,313	20,582	48,644	51,916	55,032

Capitalized interest	—	3,721	2,155	2,939	10,078	15,989	27,087	—	—	—	—

Estimated interest within rental expense (b)	1,291	4,746	2,701	3,520	7,922	8,134	11,480	294	459	509	1,172

Fixed Charges	44,590	197,972	97,155	49,753	122,582	300,714	417,880	20,876	49,103	52,425	56,204

Ratio of Earnings to Fixed Charges (c)		1.0		66.6				31.0

Excess of fixed charges over earnings	142,374	—	19,966	—	279,893	1,815,033	3,643,711	—	91,640	17,542	23,194

(a)      Interest expense includes amortization of debt discount and debt issuance costs.

(b)      Interest within rental expense is estimated to equal approximately one-third.

(c)      No ratio is shown for periods where earnings were inadequate to cover fixed charges